Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

Cybex Reports Appellate Decision in Product Liability Suit

MEDWAY, MA, November 21, 2011 – Cybex International (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, reported today that the Appellate Division, Fourth Judicial Department, of the Supreme Court of the State of New York, has rendered a decision in the Company’s appeal of the previously announced jury verdict in the product liability litigation, Barnhard v. Cybex International, Inc. The Appellate Division reduced the judgment by approximately 31%, to approximately $44 million. Under New York law, Cybex is responsible for payment of the judgment but will seek reimbursement from the co-defendant of approximately 21% of its payments on the judgment, which results in a net liability to Cybex, after insurance, of approximately $33 million plus interest at the annual rate of 9% which accrues on the modified judgment from the judgment date. The judgment was otherwise affirmed.

Cybex Chairman and CEO John Aglialoro stated, “Cybex strongly believes that it was not at fault in the accident that is the basis of the plaintiff’s claims and that this case was wrongly decided as to liability. In addition, while the Company appreciates the decision of the Court to reduce the judgment, we believe that the amount of damages represented by the reduced judgment continues to be overstated. Accordingly, we will petition the Court of Appeals of the State of New York to consider our appeal of the judgment.”

Cybex expects within 60 days a decision by the Court of Appeals whether to accept for consideration the Company’s appeal and, if the appeal is accepted, it expects a ruling on the merits during 2012. The Company is also exploring both ways to protect itself in the event the Court of Appeals does not accept the appeal for consideration and available alternatives to fund an ultimate resolution of the matter.

Cybex is analyzing the impact that the appellate decision, which will result in a reduction in the Barnhard net litigation reserve, will have on fourth quarter and full year results.

The Company will hold a conference call on Tuesday, November 22, 2011 at 4:30 p.m. ET to provide a Business Update on this matter. Those who wish to participate may dial (800) 946-0774 from the U.S. or (719) 325-2313 for international callers. A live webcast of the conference call will be available on Cybex’s website at www.cybexintl.com in the Company Press section. Participants should visit the website at least 15 minutes early to register for the teleconference webcast and download the necessary software.

A replay of the call will be available starting Tuesday, November 22, 2011 at 7:30 p.m. ET and lasting through Friday, December 2, 2011 by dialing (877) 870-5176 or (858) 384-5517 for international callers. The access code for the replay is 8269744.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on Cybex and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the resolution of litigation involving the Company, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, and economic conditions. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

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